SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 ---------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
      RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(b)
                               (Amendment No. __)1

                    VOYAGER ENTERTAINMENT INTERNATIONAL INC.
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                                (Name of Issuer)


                         Common Stock, Par Value $0.001
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                         (Title of Class of Securities)


                                    92908D101
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                                 (CUSIP Number)


                        April 10, 2002; December 31, 2003
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             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)

         [X]      Rule 13d-1(c)

         [ ]      Rule 13d-1(d)

         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 92908D101                     13G                   PAGE 2 OF 5 PAGES
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1.         Name of Reporting Person
           I.R.S. Identification No. of above person (entities only):

           Myong Hannigan
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2.         Check the appropriate Box if a Member of a Group:           (a)  [ ]
                                                                       (b)  [ ]
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3.         SEC Use Only


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4.         Citizenship or Place of Organization:

           United States
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         Number of           5. Sole Voting Power:        As of April 10, 2002,
           Shares                                         3,000,000(1); as of
   Beneficially Owned by                                  December 31, 2003 and
       Each Reporting                                     November 5,  2004,
        Person With                                       5,000,000(2)
                             6. Shared Voting Power:      0
                             7. Sole Dispositive Power:   As of April 10, 2002,
                                                          3,000,000(1); as of
                                                          December 31, 2003 and
                                                          November 5, 2004,
                                                          5,000,000(2)
                             8. Shared Dispositive Power: 0
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9.         Aggregate Amount Beneficially Owned by Each Reporting Person:

           As of April 10, 2002, 3,000,000(1); as of December 31, 2003 and
           November 5, 2004, 5,000,000(2)
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10.        Check Box if the Aggregate Amount in Row (9) Certain Shares:
                                                                             [ ]
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11.        Percent of Class Represented by Amount in Row (9):

           As of April 10, 2002, 8.8%; as of December 31, 2003, 9.7%; as of
           November 5, 2004, 7.8%
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12.        Type of Reporting Person:

           IN
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(1) Mrs. Hannigan received 3,000,000 shares of Common Stock on April 10, 2002.
(2) Includes 1,000,000 shares of Series B Preferred Stock, each of which is convertible into 2 shares of Voyager's Common Stock, received as compensation by Mrs. Hannigan on December 31, 2003.

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CUSIP No. 92908D101                     13G                   PAGE 3 OF 5 PAGES

Item 1.

            (a)   Name of Issuer:

                  Voyager Entertainment International Inc.

            (b)   Address of Issuer's Principal Executive Offices:

                  4483 West Reno Avenue
                  Las Vegas, Nevada 89118

Item 2.

            (a)   Name of Person Filing:

                  Myong Hannigan

            (b)   Address of Principal Business Office or, if None, Residence:

                  4483 West Reno Avenue
                  Las Vegas, Nevada 89118

            (c)   Citizenship:

                  U.S.A.

            (d)   Title of Class of Securities:

                  Common Stock, Par Value $0.001

            (e)   CUSIP Number:

                  92908D101

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), Check Whether the Person Filing is a:

            (a) [ ] Broker or dealer registered under Section 15 of the
                    Exchange Act;
            (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;
            (c) [ ] Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act;
            (d) [ ] An investment company registered under Section 8 of the
                    Investment Company Act;
            (e) [ ] An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);
            (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
            (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
            (h) [ ] A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

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CUSIP No. 92908D101                     13G                   PAGE 4 OF 5 PAGES

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
            (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

           Not applicable.

Item 4.    Ownership.

            (a)   Amount beneficially owned:

                  As of April 10, 2002, 3,000,000; as of December 31, 2003 and
November 5, 2004, 5,000,000

            (b)   Percent of class:

                  As of April 10, 2002, 8.8%; as of December 31, 2003, 9.7%; as
of November 5, 2004, 7.5%

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                          As of April 10, 2002, 3,000,000; as of December 31,
2003 and November 5, 2004, 5,000,000

                  (ii)  Shared power to vote or to direct the vote:

                          0

                  (iii) Sole power to dispose or to direct the disposition of:

                          As of April 10, 2002, 3,000,000; as of December 31,
2003 and November 5, 2004, 5,000,000

                  (iv)  Shared power to dispose or to direct the disposition of:

                          0

Item 5.    Ownership of Five Percent or Less of a Class.

           Not Applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

           Not Applicable.


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CUSIP No. 92908D101                     13G                   PAGE 5 OF 5 PAGES

Item 8.    Identification and Classification of Members of the Group.

           Not Applicable.

Item 9.    Notice of Dissolution of Group.

           Not Applicable.

Item 10.   Certifications.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 5, 2004

                                              /s/ Myong Hannigan
                                              ------------------
                                              Myong Hannigan